Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of The RMR Group Inc. for the registration of Class A common stock, preferred stock, depository shares, debt securities, and warrants and to the incorporation by reference therein of our report dated November 22, 2019, with respect to the consolidated financial statements of the RMR Group Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 7, 2022